UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 21, 2013

Coupon Express, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-20317	33-0912085
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

303 Fifth Avenue Room 206
New York, New York		10016
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		(914) 371-2441

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 21, 2013 (the “Issue Date”), Coupon Express, Inc., a Nevada corporation (the “Company”), issued an unsecured Amended and Restated Promissory Note in the amount of $236,893.81 (the “Note”) to a significant shareholder, NextLevel VIII, LLC (“NextLevel”). The principal amount of the Note consists of $100,000 advanced by NextLevel to the Company on or about the Issue Date (the “New Loan”) together with an aggregate of $136,893.81 of outstanding indebtedness owed by the Corporation to NLVIII pursuant to certain notes which have been cancelled as of the Issue Date.  The Note is due December 1, 2013 or such later date as shall be designated by NextLevel in its sole discretion which shall be no later than June 1, 2014.  The Note bears interest at the annual rate of five percent.

The Note provides that if the Company sells equity securities (subject to certain exclusions) on or before the date the Note is repaid in full, NextLevel will have the option to convert the outstanding balance of the Note into the equity security issued in such sale at a conversion price equal to 80% of the per share or per unit price paid by the other investor(s) in such sale and otherwise on the same terms and conditions. This summary is qualified in its entirety by the terms of the Note, which is attached as an exhibit to this filing.

In connection with the New Loan, NextLevel also agreed to advance the Company, in addition to the New Loan, an additional $100,000, $50,000 of which will be advanced in September 2013 and $50,000 of which will be advanced in October 2013, on the same terms and conditions as the Note.

Item 9.01  Financial Statements And Exhibits

(d) Exhibits

Exhibit No.

Document

__________

_________

99.1

Amended and Restated Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUPON EXPRESS, INC.

Date:    August 26, 2013

By:

/s/ Glenn Gardone

Glenn Gardone

Chief Executive Officer